CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RIGHTS OF SERIES H SENIOR CUMULATIVE
                    PARTICIPATING CONVERTIBLE PREFERRED STOCK

                                       of

                          WINSTAR COMMUNICATIONS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         Winstar Communications, Inc., a Delaware corporation (hereinafter called the "Company"), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Company by the Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors has duly adopted the following resolutions.

         RESOLVED, that, pursuant to Article Fourth of the Restated Certificate of Incorporation (which authorizes 30,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock")), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

         RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

           1. Number and Designation. 270,000 shares of the Preferred Stock of the Company shall be designated as Series H Senior Cumulative Participating Convertible Preferred Stock (the "Series H Preferred Stock").

           2. Rank. The Series H Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank (i) senior to all classes of the Company's common stock, $.01 par value per share ("Common Stock"), the Company's 6% Series A Cumulative Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), and the Company's Series E Junior Convertible Preferred Stock, $.01 par value per share (the "Series E Preferred Stock"), and to each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which do not expressly provide that it


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ranks senior to, or on a parity with, the Series H Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (the securities in this clause (i) collectively referred to as "Junior Securities"); and (ii) on a parity with the Company's Series D 7% Senior Cumulative Convertible Preferred Stock Due 2010, $.01 par value per share (the "Series D Preferred Stock"), the Company's Series F 71/4% Senior Cumulative Convertible Preferred Stock, $.01 par value per share (the "Series F Preferred Stock"), and the Company's Series G Senior Cumulative Participating Convertible Preferred Stock, $.01 par value per share (the "Series G Preferred Stock"), and each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series H Preferred Stock as to dividend rights and rights on liquidation, winding- up and dissolution (the securities in this clause (ii) collectively referred to as "Parity Securities"). The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be.

           3. Dividends. (a) In addition to any amounts to which a holder of Series H Preferred Stock is entitled to receive pursuant to paragraph 3(d), such holder shall be entitled to receive, in respect of each Dividend Period, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of dividends, cumulative cash dividends in an amount per share equal to the excess (if any) of (i) the Applicable Percentage of the Accreted Value as of the immediately preceding Dividend Payment Date (or, for the initial Dividend Period, as of the date of issuance) over (ii) the amount of any regular cash dividends per share of Series H Preferred Stock that have been paid during such Dividend Period pursuant to paragraph 3(d). Dividends paid pursuant to this paragraph 3(a) shall be payable in cash in arrears quarterly on March 15, June 15, September 15 and December 15 of each year (each of such dates being a "Dividend Payment Date" and each such quarterly period being a "Dividend Period"). Such dividends shall accrue from the date of issue (except that dividends on any amounts added to Accreted Value pursuant to paragraph 3(b) shall accrue from the date such amounts are added to Accreted Value), whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Series H Preferred Stock on March 1, June 1, September 1 and December 1, as they appear on the stock records of the Company at the close of business on such record dates.

          (b) If dividends are not paid in cash on any Dividend Payment Date for the immediately preceding Dividend Period (or portion thereof if less than a full Dividend Period), the unpaid amount shall be added to the Accreted Value for purposes of calculating succeeding periods' dividends. Notwithstanding


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anything else contained herein, once any dividends for the immediately preceding
Dividend Period (or portion thereof if less than a full Dividend Period) are so added to Accreted Value, such dividends will no longer be payable in cash.

          (c) The Applicable Percentage for each full Dividend Period for the Series H Preferred Stock shall be 3.125%. The Applicable Percentage for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series H Preferred Stock shall be computed on the basis of a per annum rate of 12.5% and the actual number of days elapsed over 12 30-day months and a 360-day year. Holders of shares of Series H Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of dividends on the Series H Preferred Stock provided for in this paragraph 3. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series H Preferred Stock that may be in arrears.

          (d) In case the Company shall fix a record date for the making of any dividend or distribution to holders of Common Stock (other than dividends or distributions payable solely in Common Stock), the holder of each share of Series H Preferred Stock on such record date shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock into which such share of Series H Preferred Stock is convertible on such record date.

          (e) So long as any shares of the Series H Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Parity Securities, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series H Preferred Stock (or the unpaid amount shall have been added to the Accreted Value pursuant to paragraph 3(b)) for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series H Preferred Stock and all dividends declared upon any other class or series of Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accrued on the Series H Preferred Stock and accrued and unpaid on such Parity Securities.

          (f) So long as any shares of the Series H Preferred Stock are outstanding, no dividends (other than dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys


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be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case (i) the full dividends on all outstanding shares of the Series H Preferred Stock and any Parity Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series H Preferred Stock and all past dividend periods with respect to such Parity Securities (or, in the case of the Series H Preferred Stock, the unpaid amount shall have been added to the Accreted Value pursuant to paragraph 3(b)) and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series H Preferred Stock and the current dividend period with respect to such Parity Securities. Notwithstanding the foregoing, the Company may (i) pay cash in lieu of fractional shares of Common Stock to be issued upon conversion of convertible Preferred Stock constituting Junior Securities and (ii) redeem for cash convertible Preferred Stock that constitutes Junior Securities if, as of the date of the giving of the redemption notice thereunder, the applicable conversion price of such convertible Preferred Stock is less than the Current Market Price Per Common Share.

           4. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each share of Series H Preferred Stock shall be entitled to receive an amount per share equal to the Liquidation Value of such share on the date of distribution, and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series H Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series H Preferred Stock and any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series H Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full. Solely for the purposes of this paragraph 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

          (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series H Preferred Stock, as provided in this paragraph 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets


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remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series H Preferred Stock shall not be entitled to share therein.

           5. Conversion. (a) Conversion at the Option of the Company. If on any date after the fourth anniversary of the Closing Date, the Current Market Price Per Common Share is at least equal to 155% of the "conversion price" (as defined in the Series G Certificate) of the Series G Preferred Stock on such date, the Company may elect, by written notice delivered to the Transfer Agent (with a copy to each holder of Series H Preferred Stock), no later than five Market Days after such date, to cause all outstanding shares of Series H Preferred Stock to be converted into fully paid and nonassessable shares of Common Stock. Any such conversion shall be deemed to have been effected, without further action by any party, immediately prior to the close of business on the date such notice is received by the Transfer Agent. The number of shares of Common Stock deliverable upon conversion of one share of Series H Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by (ii) the Conversion Price on such date.

         (b) Conversion at the Option of the Holder. Subject to the provisions of this paragraph 5, each holder of shares of Series H Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert its outstanding shares of Series H Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of one share of Series H Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by (ii) the Conversion Price on such date. No notice delivered by the Company pursuant to paragraph 5(i), 5(j) or 6 will limit in any way the holders' rights to convert pursuant to this paragraph 5(b). In order to exercise the conversion privilege set forth in paragraph 5(b), the holder of the shares of Series H Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Company, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Each conversion pursuant to paragraph 5(b) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series H Preferred Stock shall have been surrendered and such notice received by the Company as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. Effective upon such conversion, the shares of Series H Preferred Stock so


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


converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph 5.

         (c) (i) Unless the shares issuable on conversion pursuant to this paragraph 5 are to be issued in the same name as the name in which such shares of Series H Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

                    (ii) As promptly as practicable after the surrender by the holder of the certificates for shares of Series H Preferred Stock as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 5.

                    (iii) All shares of Common Stock delivered upon conversion of the Series H Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

         (d) (i) Upon delivery to the Company by a holder of shares of Series H Preferred Stock of a notice of election to convert pursuant to paragraph 5(b) above, the right of the Company to redeem such shares of Series H Preferred Stock shall terminate, regardless of whether a notice of redemption has been mailed pursuant to paragraph 6.

                    (ii) From the date of delivery by a holder of shares of Series H Preferred Stock of such notice of election to convert, in lieu of dividends on such Series H Preferred Stock pursuant to paragraph 3, such Series H Preferred Stock shall participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the Common Stock.

                    (iii) Except as provided herein, the Company shall make no payment or adjustment for accrued dividends on shares of Series H Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.

         (e) (i) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but


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unissued shares of Common Stock as shall be required for the purpose of effecting conversion of the Series H Preferred Stock.

                    (ii) Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series H Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company.

          (f) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series H Preferred Stock pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series H Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

          (g) In connection with the conversion of any shares of Series H Preferred Stock, no fractional shares of Common Stock shall be issued, but in lieu thereof the Company shall round up any fractional shares to the nearest whole number of shares of Common Stock.

         (h) (i) In case the Company shall at any time after the date of issue of the Series H Preferred Stock (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares or (D) consolidate with, or merge with or into, any other Person, or engage in any reorganization, reclassification or recapitalization which, in the case of any such transaction is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a dividend or distribution referred to in paragraph 3(d)), the Conversion Price and the kind and amount of stock, securities, cash or other assets issuable upon conversion of the Series H Preferred Stock in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization shall be adjusted so that the conversion of the Series H Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or securities, cash and other assets which, if the Series H Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger,

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reorganization, reclassification or recapitalization, assuming such holder of
Common Stock (x) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such reorganization, reclassification, recapitalization, sale or transfer was made, as the case may be ("constituent person"), or an affiliate of a constituent person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, reorganization or recapitalization (provided that, if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, reorganization or recapitalization is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, merger, reorganization or recapitalization by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this paragraph 5(h) the kind and amount of securities, cash and other property receivable upon such reorganization, reclassification, change, consolidation, merger or recapitalization by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such adjustment shall be made successively whenever any event listed above shall occur.

                    (ii) In case the Company shall issue or sell any Common Stock (other than Common Stock issued (A) upon exercise of the Warrants, (B) pursuant to the Company's stock option plans or pursuant to any similar Common Stock-related compensation plan or arrangement for employees, directors and/or individual consultants of the Company and its Subsidiaries approved by the Company's Board of Directors, (C) upon exercise or conversion of any security the issuance of which caused an adjustment under paragraphs 5(h)(iii) or 5(h)(iv) hereof,
          (D) pursuant to the securities and agreements of the Company existing as of the date hereof and set forth on Section 3.21 of the Disclosure Schedule to the Series H Subscription Agreement, (E) after the second anniversary of the Closing Date, as a dividend payment on any series of preferred stock of the Company that has not been authorized and issued as of the Closing Date to the extent that such Common Stock has been valued for the purposes of such dividend at no less than 97% of the Current Market Price Per Common Share on the date the number of shares to be issued is fixed, (F) upon exercise of warrants granted to the lenders, lessors and other financing parties of the Company and its Subsidiaries as additional consideration in connection with bona fide financing arrangements which do not in the aggregate, on a cumulative basis, exceed 0.333% of the outstanding Common Stock or (G) in a transaction which results in an adjustment pursuant to paragraph 5(h)(i) above) without consideration or for a consideration per share


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          less than the (x) the Conversion Price on the date of such issuance if such issuance occurs on or before the second anniversary of the Closing Date and (y) the Current Market Price Per Common Share on the date on which the price of such securities is fixed if such issuance occurs after the second anniversary of the Closing Date (the applicable price for such issuance being referred to herein as the "Applicable Price"), the Conversion Price to be in effect after such issuance or sale shall be determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to the time of such issuance or sale multiplied by the Applicable Price immediately prior to such issuance or sale and (2) the aggregate consideration, if any, to be received by the Company upon such issuance or sale, and the denominator of which shall be the product of the aggregate number of shares of Common Stock outstanding immediately after such issuance or sale and the Applicable Price immediately prior to such issuance or sale, but in no event will such fraction exceed 1. In case any portion of the consideration to be received by the Company shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors of the Company; provided that if the holders of a majority of the outstanding shares of Series
          H Preferred Stock shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders to determine such fair market value. The holders of the Series H Preferred Stock shall be notified promptly of any consideration other than cash received by the Company and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors.

                    (iii) In case the Company shall fix a record date for the issuance of any Equity-Linked Securities (other than the Company's Series B Preferred Stock) to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share of Common Stock (or having a conversion price or exchange price per share of Common Stock, if it is a security convertible into or exchangeable for shares of Common Stock) less than the Applicable Price on such record date, the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Equity-Linked Securities shall be deemed to have been issued and outstanding as of such record date and the Conversion Price shall be adjusted pursuant to paragraph 5(h)(ii) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders


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          of such Equity-Linked Securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph 5(h)(ii) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event (x) that such Equity-Linked Securities are not so issued or expire unexercised, or (y) of a change in the number of shares of Common Stock to which the holders of such Equity-Linked Securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph 5(h)), the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect in the case of clause (x), if such record date had not been fixed, or in the case of clause (y), if such holder had initially been entitled to such changed number of shares of Common Stock.

                    (iv) In case the Company shall sell or issue any Equity-Linked Securities (other than pursuant to securities and agreements of the Company existing on the Closing Date and set forth on Section 3.21 of the Disclosure Schedule to the Series H Subscription Agreement or options or other securities issued pursuant to a plan or arrangement described in clause 5(h)(ii)(B)), and the price per share of Common Stock of such Equity-Linked Securities (including, if applicable, the price at which they may be exercised) is less than the Applicable Price, the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Equity-Linked Securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Conversion Price shall be adjusted pursuant to paragraph 5(h)(ii) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the aggregate consideration paid for such Equity-Linked Securities and the aggregate consideration payable by the holders of such Equity-Linked Securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph 5(h)(ii) hereof. Such adjustment shall be made successively whenever such Equity-Linked Securities are issued; and in the event (x) that such Equity-Linked Securities expire unexercised, or (y) of a change in the number of shares of Common Stock to which the holders of such Equity-Linked Securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph 5(h) as they may be amended pursuant to paragraph 5(h)(vii)), the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect in the case of clause (x), if such Equity-Linked Securities had not been issued, or in the case of clause (y), if such holders had initially been

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         entitled to such changed number of shares of Common Stock. No adjustment of the Conversion Price shall be made pursuant to this paragraph 5(h)(iv) to the extent that the Conversion Price shall have been adjusted pursuant to paragraph 5(h)(iii) upon the setting of any record date relating to such Equity-Linked Securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such Equity-Linked Securities are entitled and the price payable therefor.

                    (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least two percent in such price; provided that any adjustments which by reason of this paragraph 5(h)(v) are not required to be made shall be carried forward and taken into account at such time when such adjustments would in the aggregate require an increase or decrease of at least two percent in such price. All calculations under this paragraph 5(h) shall be made to the nearest four decimal points.

                    (vi) In the event that, at any time as a result of the provisions of this paragraph 5(h), the holder of this Series H Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon conversion of this Series H Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

                    (vii) Notwithstanding anything contained herein to the contrary, in the event the Company issues securities to another Person containing anti-dilution provisions that are materially more favorable to holders of such securities than the provisions set forth in this paragraph 5(h), the holders of a majority of the outstanding shares of the Series H Preferred Stock may elect to have such more favorable provisions apply to the Series H Preferred Stock with respect to adjustments to the Conversion Price in connection with any future issuance of securities by the Company. Materially more favorable provisions shall include, without limitation, any full-ratchet provision. In addition, if the Company issues any securities with a re-set provision, any applicable adjustments to the Conversion Price shall be made both at the time of the issuance of such securities and at the time of the re-set, provided that if the initial issuance occurs on or prior to the second anniversary of the Closing Date, the "Applicable Price" for purposes of any such adjustments made at the time of the re-set shall be the Conversion Price at the time of the re-set, irrespective of when the re- set occurs. Notwithstanding anything contained herein to the contrary, the

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         resetting of the exercise price of the Warrants pursuant to Section
         8(o) thereof shall not result in any adjustment of the Conversion
         Price.

                    (viii) The Company shall not take any action that would cause an adjustment of the Conversion Price pursuant to this paragraph 5(h) unless it has complied with all statutes, rules and regulations applicable thereto at that time, including any and all regulations or the principal trading market on which the Common Stock is then trading, including, if necessary, any shareholder approval requirement under NASD Rule 4460(i), as it may be amended from time to time.

          (i) All adjustments pursuant to this paragraph 5 shall be notified to the holders of Series H Preferred Stock promptly following the making thereof and such notice shall be accompanied by a schedule of computations of the adjustments.

          (j) Change of Control Offer. (i) Promptly after the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall commence (or cause to be commenced) an offer to purchase any or all outstanding shares of Series H Preferred Stock pursuant to the terms described in paragraph 5(j)(iv) (the "Change of Control Offer") at a purchase price per holder equal to the Change of Control Amount on the Change of Control Payment Date, and shall purchase (or cause the purchase of) any shares of Series H Preferred Stock and shares of Series G Preferred Stock tendered in the Change of Control Offer pursuant to the terms hereof.

                    (ii) The Change of Control Amount shall be payable, at the Company's option, in cash or in shares of Common Stock (or the securities of the entity into which the Common Stock became converted in connection with the Change of Control), which shares shall be valued for purposes of this paragraph 5(j) at the Current Market Price Per Common Share on the Change of Control Payment Date.

                    (iii) If the Company elects to pay the Change of Control Amount in cash, prior to the mailing of the notice referred to in paragraph 5(j)(iv), but in any event within 30 days following the date on which a Change of Control has occurred, the Company shall (A) promptly determine if the purchase of the Series H Preferred Stock or the Series G Preferred Stock for cash would violate or constitute a default under the indebtedness of the Company or the terms of any other series of the Company's outstanding preferred stock and (B) either shall repay to the extent necessary all such indebtedness or preferred stock of the Company that would prohibit the repurchase of the Series H Preferred Stock or the Series G Preferred Stock pursuant to a Change of Control Offer or obtain any requisite consents or approvals under instruments governing any indebtedness or preferred stock of the Company to permit the repurchase of the Series H Preferred Stock and the Series G Preferred Stock for cash. The Company shall first comply with this paragraph 5(j)(iii) before it shall repurchase for cash any Series H Preferred Stock and the Series G Preferred Stock pursuant to this paragraph 5(j).

                    (iv) Within 30 days following the date on which a Change in Control has occurred, the Company shall send, by first-class mail, postage prepaid, a notice to each holder of Series H Preferred Stock. If applicable, such notice shall contain all instructions and materials necessary to enable such holders to tender all or any portion of the Series H Preferred Stock and the Series G Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                              (A) that a Change of Control has occurred, that a
                    Change of Control Offer is being made pursuant to this paragraph 5(j) and that all Series H Preferred Stock and Series G Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                              (B) that a holder who elects to accept a Change of
                    Control Offer shall be required to surrender in connection with such acceptance its shares of the Series G Preferred Stock that are being tendered in connection therewith;

                              (C) the purchase price (including the amount of
                    accrued dividends, if any) and the purchase date (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                              (D) that any shares of Series H Preferred Stock
                    not tendered will continue to accrue dividends;

                              (E) that, unless the Company defaults in making
                    payment therefor, any share of Series H Preferred Stock and any share of Series G Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

                              (F) that holders electing to have any share of
                    Series H Preferred Stock and any share of Series G Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender stock certificates representing such shares of Series H Preferred Stock and shares of Series G Preferred Stock, properly endorsed for transfer, together with such other customary documents as the Company and the Transfer Agent may reasonably request to the Transfer Agent and registrar for the Series H Preferred Stock at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

                              (G) that holders will be entitled to withdraw
                    their election if the Company receives, not later than five business days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series H Preferred Stock and shares of Series G Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing its election to have such shares of Series H Preferred Stock and shares of Series G Preferred Stock purchased;

                              (H) that holders who tender only a portion of the
                    shares of Series H Preferred Stock or shares of Series G Preferred Stock represented by a certificate delivered will, upon purchase of the shares tendered, be issued a new certificate representing the unpurchased shares of Series H Preferred Stock or shares of Series G Preferred Stock, as the case may be; and

                              (I) the circumstances and relevant facts regarding
                    such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

                    (v) The Company will comply with any tender offer rules under the Exchange Act which then may be applicable in connection with any offer made by the Company to repurchase the shares of Series H Preferred Stock and the Series G Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Certificate of Designations, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation under this Certificate of Designations by virtue thereof.

                    (vi) On the Change of Control Payment Date, the Company shall (A) accept for payment the shares of Series H Preferred Stock and the shares of Series G Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the holders of shares so accepted the purchase price therefor in cash or Common Stock (or the securities of the entity into which the Common Stock became converted in connection with the Change of Control) as provided above and (C) cancel each surrendered certificate and retire the shares represented thereby. Unless the Company defaults in the payment for the shares of Series H Preferred Stock and the shares of Series G Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Series H Preferred Stock and the shares of Series G Preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

                    (vii) To accept the Change of Control Offer, the holder of a share of Series H Preferred Stock shall deliver, prior to the close of business on the business day prior to the Change of Control Payment Date, written notice to the Company (or an agent designated by the Company for such purpose) of such holder's acceptance, together with certificates evidencing the shares of Series H Preferred Stock and the shares of Series G Preferred Stock with respect to which the Change of Control Offer is being accepted, duly endorsed for transfer.

                    (viii) For the avoidance of doubt, nothing in this paragraph 5(j) shall restrict the right of the holders of Series H Preferred Stock, in connection with a Change of Control, to convert and to receive the kind and amount of consideration payable to holders of Common Stock in respect of the Common Stock into which the Series H Preferred Stock may be converted.

          (k) Certain Mergers. In connection with any consolidation with or merger with or into, any person in a transaction where the Common Stock is converted into or exchanged for securities of such person or an affiliate of such person, the Company covenants that the person issuing such securities will be organized and existing under the laws of a jurisdiction which allows for the issuance of preference stock and that the Series H Preferred Stock shall be converted into or exchanged for and shall become shares of such person having in respect of such person substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Series H Preferred Stock had immediately prior to such transaction.

          6. Redemption. (a) On April 1, 2010, the Company will be required to redeem all of the outstanding shares of Series H Preferred Stock at a redemption price per share equal to the greater of (i) the Accreted Value on such date, plus all dividends accrued to such date (whether or not earned or declared) accepted the purchase recent Dividend Payment Date and (ii) the aggregate Current Market Price Per Common Share on such date for the number of shares of Common Stock into which a share of Series H Preferred Stock is convertible on such date. The redemption price will be payable, solely at the Company's option, in cash or in shares of Common Stock, which shares shall be valued for purposes of this paragraph 6 at 97% of the Current Market Price Per Common Share on April 1, 2010, or in some combination thereof.

          (b) Notice of such redemption shall be given by the Company by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series H Preferred Stock to be redeemed except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (c) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series H Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such share shall be redeemed by the Company at the redemption price aforesaid.

           7. Voting Rights. (a) Except as otherwise provided in paragraph 7(b) or as required by law, each holder of Series H Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series H Preferred Stock could be converted, pursuant to the provisions of paragraph 5 hereof, on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited; provided that if such number of votes for such holder would cause a violation of the voting rights rule set forth in NASD Rule 4460(j), as it may be amended from time to time, such holder shall be entitled only to the number of votes that is permitted by such NASD Rule 4460(j).

Except as otherwise expressly provided herein or as required by law, the holders of shares of Series H Preferred Stock and Common Stock shall vote together as a single class on all matters.

          (b) In addition, so long as any of the Series H Preferred Stock is outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Series H Preferred Stock, voting together as a single class, shall be necessary to, (i) amend, alter or repeal any provision of the Restated Certificate of Incorporation (whether by amendment, merger or otherwise) or the By-laws so as to adversely affect the preferences, rights or powers of the Series H Preferred Stock, including, without limitation, the voting powers and liquidation preference of the Series H Preferred Stock, or change the Series H Preferred Stock into any other securities (other than as required by paragraph 5(k)), cash or other property, (ii) issue any additional Series H Preferred Stock or create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to the Series H Preferred Stock or (iii) redeem for cash any Junior Securities, other than the redemption of any convertible preferred stock, if at the time of the redemption notice, the applicable conversion price of such convertible preferred stock is less than the Current Market Price Per Common Share. Except as otherwise required by law, the vote of holders of shares of Common Stock shall not be necessary to accomplish any of the actions contemplated by this paragraph 7(b).

           8. Miscellaneous. (a) If, in connection with a Change of Control Offer pursuant to paragraph 5(j) or a redemption pursuant to paragraph 6, the Company determines to pay the Change of Control Amount or the redemption price in shares of Common Stock ("Stock Election"), the Company will use its best efforts to (i) register such shares of Common Stock under the Securities Act of 1933, as amended, (ii) cause such registration statement to be effective at or prior to the time that the Company will deliver such shares to the holders of Series H Preferred Stock, (iii) have such shares listed on the principal trading market for the Common Stock and (iv) take such other actions as may reasonably be required to register the issuance (or, as appropriate, the re-sale) of the shares of Common Stock to be delivered to the holders of the Series H Preferred Stock.

          (b) If the Company makes a Stock Election, it shall comply with all statutes, rules and regulations applicable thereto at that time, including any and all regulations of the principal trading market on which the Common Stock is then trading, including, if necessary, any shareholder approval requirement under NASD Rule 4460(i), as it may be amended from time to time.

          (c) Any provision hereof may be waived if, and only if, such waiver is in writing and signed by the Company and the holders of a majority of the outstanding shares of the Series H Preferred Stock.

         9. Definitions. The following terms, as used herein, shall have the following meanings:

         "Accreted Value" equals, with respect to one share of Series H Preferred Stock, $1,000, plus the amount of any dividends added to Accreted Value in accordance with paragraph 3(b) (which aggregate amount shall be subject to adjustment whenever there shall occur a stock split, combination, re-classification or other similar event involving the Series H Preferred Stock).

         "Affiliate" of any holder means any other Person directly or indirectly controlling, controlled by or under common control with such holder; provided that the Company shall not be considered an Affiliate of any holder.

         "Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the consummation of any transaction or series of related transactions (including any merger or consolidation) the result of which is that any "person" (as defined above), other than William J. Rouhana, Jr., becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Company, (iii) the first day on which a majority of the members of the board of directors are not Continuing Directors, or (iv) any transaction or series of related transactions with or involving any "person" (as defined above) if, immediately following such transaction or series of related transactions, holders of the Common Stock outstanding immediately prior to such transaction or series of related transactions own 50% or less of the outstanding voting securities of the surviving or transferee corporation (or its parent corporation).

         "Change of Control Amount" means, with respect to any holder,

                  1.25 H + [(1.25 G - C) x         A                         ]
                                           ----------------------------------
                                                   B          x  $250,000,000
                                              ------------
                                              $900,000,000

         where

          H  =      the aggregate Accreted Value on the Change of Control
                    Payment Date of each share of Series H Preferred Stock tendered by such holder pursuant to the Change of Control
                    Offer, plus all dividends accrued since the previous dividend payment date; provided that if the Change of Control Payment Date occurs prior to the fourth anniversary of the Closing Date, "H" shall be calculated as if the Change of Control Payment Date occurred on such fourth anniversary date

          G = the aggregate "accreted value" (as defined in the Series G Certificate) on the Change of Control Payment Date of each Initial Series G Share tendered by such holder pursuant to the Change of Control Offer, plus all dividends accrued since the previous dividend payment date

          C = any aggregate "change of control amount" (as defined in the Series G Certificate) actually paid on the Change of Control Payment Date pursuant to the Series G Certificate on each Initial Series G Share tendered by such holder pursuant to the Change of Control Offer

          A = the aggregate purchase price (measured at the time of issuance by the Company pursuant to the Series H Subscription Agreement) of the Initial Series H Shares of such holder

          B = the aggregate purchase price (measured at the time of issuance by the Company pursuant to the Series G Subscription Agreement) of the Initial Series G Shares of such holder.

         "Closing Date" means the date of initial issuance of the Series H Preferred Stock.

         "Continuing Directors" means individuals who constituted the Board of Directors of the Company on the Closing Date (the "Incumbent Directors"); provided that any individual becoming a director during any year shall be considered to be an Incumbent Director if such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Company, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting.

         "Conversion Price" means $25.00, subject to adjustment from time to time as provided in paragraph 5.

         "Current Market Price Per Common Share" means, as of any date, the average (weighted by daily trading volume) of the Daily Prices per share of Common Stock for the 20 consecutive trading days immediately prior to such date.

         "Daily Price" means, as of any date, (i) if the shares of such class of Common Stock then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the closing price on such date as reported on the NYSE Composite Transactions Tape; (ii) if the shares of such class of Common Stock then are not listed and traded on the NYSE, the closing price on such date as reported by the principal national securities exchange on which the shares are listed and traded; (iii) if the shares of such class of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such date on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"); or (iv) if the shares of such class of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such date as reported by NASDAQ.

         "Equity-Linked Securities" shall mean any rights, options, warrants, or other securities convertible into or exercisable or exchangeable for shares of Common Stock.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Initial Series G Shares" means, with respect to any holder, the number of shares of Series G Preferred Stock (i) issued to such holder pursuant to the Series G Subscription Agreement (other than such shares that are Transferred to an Affiliate of such holder prior to the Closing Date) or (ii) Transferred to such holder prior to the Closing Date by an Affiliate of such holder that purchased such shares pursuant to the Series G Subscription Agreement.

         "Initial Series H Shares" means, with respect to any holder, the number of shares of Series H Preferred Stock (i) issued to such holder pursuant to the

Series H Subscription Agreement (other than such shares that are Transferred to an Affiliate of such holder within 60 days after the Closing Date) or (ii) Transferred to such holder within 60 days after the Closing Date by an Affiliate of such holder that purchased such shares pursuant to the Series H Subscription Agreement.

         "Liquidation Value" on any date means, with respect to one share of Series H Preferred Stock, the greater of (i) the Accreted Value on such date, plus all dividends (whether or not earned or declared) accrued since the end of the previous Dividend Period and (ii) the amount that would have been payable on a number of shares of Common Stock equal to the number of shares of Common Stock into which a share of Series H Preferred Stock was convertible immediately prior to such date.

         "Market Day" means a day on which the principal national securities market or exchange on which the Common Stock is listed or admitted for trading is open for the transaction of business.

         "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Series G Certificate" means the Certificate of Designations, Preferences and Rights of Series G Preferred Stock.

         "Series G Subscription Agreement" means the Securities Purchase Agreement dated as of December 15, 1999 among the Company and the investors party thereto.

         "Series H Subscription Agreement" means the Securities Purchase Agreement dated as of November 7, 2000 among the Company and the investors party thereto.

         "Subsidiary" means, with respect to any Person, any entity of which Voting Securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Transfer" means, with respect to any security, (i) when used as a verb, to sell, assign, dispose of, exchange or otherwise transfer such security or any interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange or other transfer of such security or any interest therein or any agreement or commitment to do any of the foregoing.

         "Transfer Agent" means the transfer agent for the Series H Preferred Stock appointed by the Company.

         "Voting Securities" means securities of the Company ordinarily having the power to vote for the election of directors of the Company; provided that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

         "Warrants" means the Warrants issued to the subscribers pursuant to the Series H Subscription Agreement.

          IN WITNESS WHEREOF, Winstar Communications, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this
[  ] day of [                ], 2000.


                                            WINSTAR COMMUNICATIONS, INC.


                                            By:
                                                  ---------------------------
                                                  Name:
                                                  Title:


ATTEST:

------------------------------
Name:
Title: